SUB-ITEM 77C:

	A Special Meeting of Members (the "Meeting") of Grosvenor Registered Multi-Strategy (TI 2) Fund, LLC ("TI 2 Fund") was held on March 28, 2011 at the offices of the TI 2 Fund, One Bryant Park, 10th Floor, New York, NY 10036. The following proposals were submitted for a vote of the members:

1.	to approve a new Investment Advisory Agreement between the
Grosvenor Registered Multi-Strategy Master Fund and
Grosvenor Capital Management, L.P.; and


             Dollars Voted     % of Voted      % of Total
For         $4,081,555.95       100.000%        50.030%
Against             $0.00         0.000%         0.000%
Abstain             $0.00         0.000%         0.000%


2. to elect five persons to serve as Directors of the TI 2 Fund

Nominees          Dollars Voted    % Voted      % of Total

Henry S. Bienen
For             $4,081,555.95      100.000%      50.030%
Withheld                $0.00        0.000%       0.000%
Alan Brott
For             $4,081,555.95      100.000%      50.030%
Withheld                $0.00        0.000%       0.000%
Brian P. Gallagher
For             $4,081,555.95      100.000%      50.030%
Withheld                $0.00        0.000%       0.000%
Victor J. Raskin
For             $4,081,555.95      100.000%      50.030%
Withheld                $0.00        0.000%       0.000%
Thomas G. Yellin
For             $4,081,555.95      100.000%      50.030%
Withheld                $0.00        0.000%       0.000%

	Messrs. Brott and Yellin served as Independent Directors of the TI 2 Fund. Messrs. John C. Hover II, Victor F. Imbimbo, Jr. and Stephen V. Murphy, who served as Independent Directors of the TI 2 Fund, did not stand for election and ceased serving as Directors effective upon the election of Directors at the Meeting.